Exhibit 99.2

UPDATED RISK FACTORS

Risks Related to the Acquisitions

The transactions (the “Acquisitions”) contemplated by (i) that certain Membership Interest Purchase Agreement, dated as of June 19, 2023, by and among Civitas Resources, Inc. a Delaware corporation (the “Company”), Hibernia Energy III Holdings, LLC and Hibernia Energy III-B Holdings, LLC (the “Hibernia Acquisition Agreement”) and (ii) that certain Membership Interest Purchase Agreement, dated as of June 19, 2023, by and among the Company and Tap Rock Resources Legacy, LLC, Tap Rock Resources Intermediate, LLC, Tap Rock Resources II Legacy, LLC, Tap Rock Resources II Intermediate, LLC, Tap Rock NM10 Legacy Holdings, LLC, and Tap Rock NM10 Holdings Intermediate, LLC, solely in its capacity as sellers’ representative thereunder, Tap Rock I Legacy, and solely for the limited purposes set forth therein, Tap Rock Resources, LLC, (the “Tap Rock Acquisition Agreement” and together with the Hibernia Acquisition Agreement, the “Acquisition Agreements”) are subject to a number of conditions to the obligations of the Company and the relevant seller party thereto (the “Seller”) to complete such acquisition, which, if not fulfilled, or not fulfilled in a timely manner, may result in termination of the Hibernia Acquisition Agreement or Tap Rock Acquisition Agreement, as applicable.

The Hibernia Acquisition Agreement and the Tap Rock Acquisition Agreement each contain a number of conditions to the consummation of the applicable Acquisition, including, among others:

•	the affirmative approval of antitrust and competition authorities or expiration or termination of the applicable waiting periods in certain specified jurisdictions;

•	the absence of orders or injunctions that prohibit the consummation of the applicable acquisition; and

•	subject to certain exceptions, the accuracy of representations and warranties with respect to the businesses of the Company and the relevant Seller, including, with respect to the Sellers, the absence since the date of the Hibernia Acquisition Agreement and the Tap Rock Acquisition Agreement, as applicable, of any event or condition that has had or would reasonably be expected to have a material adverse effect on the business, and compliance by the Company and the relevant Seller with their respective covenants contained in the Hibernia Acquisition Agreement and the Tap Rock Acquisition Agreement, as applicable.

If any of these conditions are not satisfied or waived prior to October 2, 2023, it is possible that the Hibernia Acquisition Agreement and/or the Tap Rock Acquisition Agreement, as applicable, may be terminated. In addition, satisfying the conditions to and the consummation of the Acquisitions may take longer and could cost more than the Company or the Sellers expect. Many of the conditions to the consummation of the Acquisitions are not within our control or the Sellers’ control, and the parties cannot predict when or if these conditions will be satisfied. Any delay in completing the Acquisitions may adversely affect the cost savings and other benefits that we expect to achieve if the Acquisitions and the integration of the parties’ respective businesses are completed within the expected timeframe. The consummation of the Hibernia Acquisition is not conditioned on the consummation of the Tap Rock Acquisition and vice versa.

If the Acquisitions are consummated, we may be unable to successfully integrate Hibernia Energy III, LLC’s, Hibernia Energy III-B, LLC’s, Tap Rock Resources, LLC’s, Rap Rock Resources II, LLC’s and Tap Rock NM10 Holdings, LLC’s (collectively, the “Targets”) businesses into our business or achieve the anticipated benefits of the Acquisitions.

Our ability to achieve the anticipated benefits of the Acquisitions will depend in part upon whether we can integrate Targets’ businesses into our existing business in an efficient and effective manner. We may not be able to accomplish this integration process successfully. The successful acquisition of producing properties, including those owned by Targets, requires an assessment of several factors, including:

•	recoverable reserves;

•	future natural gas and oil prices and their appropriate differentials;

•	availability and cost of transportation of production to markets;

•	availability and cost of drilling equipment and of skilled personnel;

•	development and operating costs including access to water and potential environmental and other liabilities; and

•	regulatory, permitting and similar matters.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we have performed a review of the subject properties that we believe to be generally consistent with industry practices. The review was based on our analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines. Data used in such review was furnished by Targets or obtained from publicly available sources. Our review may not reveal all existing or potential problems or permit us to fully assess the deficiencies and potential recoverable reserves for all of the acquired properties, and the reserves and production related to Targets’ assets may differ materially after such data is reviewed further by us. Inspections will not always be performed on every well, and environmental conditions or issues are not necessarily observable even when an inspection is undertaken. Even when issues are identified, Targets may be unwilling or unable to provide effective contractual protection against all or a portion of the underlying deficiencies. We are often not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with Targets’ assets, we are entitled to indemnification for only certain environmental liabilities. The integration process may be subject to delays or changed circumstances, and we can give no assurance that Targets’ assets will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of the Acquisitions will materialize.

We will incur significant transaction costs in connection with the Acquisitions.

We have incurred and are expected to continue to incur a number of non-recurring costs associated with the Acquisitions, combining the operations of Targets with ours and realizing the expected benefits. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors. Although we expect that the elimination of duplicative costs, as well as the realization of expected benefits related to the integration of Targets’ assets, should allow us to offset these transaction costs over time, this net benefit may not be achieved in the near term or at all.

The Acquisitions represent an expansion outside of the DJ Basin, and we may encounter new obstacles operating in different geographic regions.

Our operations have historically focused on a single geographic region, namely the DJ Basin in the Rocky Mountain Region. The Acquisitions represent an expansion into the Permian Basin in Texas and the Delaware Basin in New Mexico, and our first expansions of our operations outside of the DJ Basin. Certain aspects related to operating in the Permian Basin and the Delaware Basin may not be as familiar to us as our DJ Basin project areas. As a result, we may encounter obstacles that may cause us not to achieve the expected results of the Acquisitions and subsequent acquisitions. These obstacles may include a less familiar geological landscape, different completion techniques, midstream and downstream operators with whom we have no established relationship, greater competition for acreage, unfamiliar operating conditions and a distinct regulatory environment. Additionally, the character of newly acquired assets may be substantially different in operating or geological characteristics or geographic location than our existing properties. Any adverse conditions, regulations or developments related to our expansion into the Permian Basin and the Delaware Basin may have a negative impact on our business, financial condition and results of operations.

The pendency of the Acquisitions could adversely affect the Company’s business, results of operations and financial condition.

The pendency of the Acquisitions could cause disruptions in the Company’s business, which could have an adverse effect on the Company’s business, results of operations and financial condition. In particular, the attention of the Company’s management may be directed towards the Acquisitions, including obtaining required approvals and other transaction-related considerations and may be diverted from the day-to-day business operations of the Company and matters related to the Acquisitions may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to the Company. Any of these matters could adversely affect the businesses of, or harm the results of operations, financial condition or cash flows of the Company even after the Acquisitions are consummated.

The benefits attributable to the Acquisitions may vary from expectations.

The Company may fail to realize the anticipated benefits expected from the Acquisitions. The success of the Acquisitions will depend, in significant part, on the Company’s ability to successfully integrate the acquired business, grow the revenue of the Company and realize the anticipated strategic benefits from the Acquisitions. The Company believes that the addition of Targets will complement its strategy by providing operational and financial scale, increasing free cash flow, and enhancing the Company’s corporate rate of return. This growth and the anticipated benefits of the Acquisitions may not be realized fully or at all or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. Additionally, the integration process may result in the disruption of ongoing business and there could be potential unknown liabilities and unforeseen expenses associated with the Acquisitions that were not discovered in the course of performing due diligence. The integration may also require significant time and focus from management following the Acquisitions which may disrupt the Company’s business and results of operations. If the Company is not able to achieve realize the anticipated benefits expected from the Acquisitions within the anticipated timing or at all, its business and operating results may be adversely affected.

The inability to complete the Acquisitions on the initial terms agreed to or in the expected time frame may adversely affect our business, financial condition or results of operations.

We may not be able to consummate the Acquisitions on the terms contemplated, or at all, if the applicable regulatory approvals are not obtained and/or other customary closing conditions are not satisfied. Any difficulties with respect to the consummation of the Acquisitions may adversely affect our business, financial condition or results of operations. Additionally, failure to consummate the Acquisitions on the terms contemplated may adversely affect our intended strategy of expanding into the Permian Basin and may impact management’s focus on such strategy.

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